Exhibits 99.7(c)

For Protective’s Investors Choice Variable Universal Life (VUL) product:

SCOR Global Life Reinsurance Company (Wilmington, Delaware) (fka Generali USA Life Reassurance Company (Kansas City, Missouri))

Munich American Reassurance Company (Atlanta, Georgia)

*RGA Reinsurance Company (Chesterfield, Missouri)

*Swiss Re Life & Health America Inc. (Jefferson City, Missouri)

*Swiss Life LTD (Zurich, Switzerland)

(With intermediary broker Reinsurance Management Associates (Toronto, Ontario, Canada))

* Optimum Re Insurance Company (Dallas, Texas)

Reinsurers with asterisks are those with reinsurance agreements open for new VUL business (i.e., as of 5/1/2017, only the Investors Choice Variable Universal Life and the Strategic Objective Variable Universal Life products).